Almost Family, Inc. and Subsidiaries

Supplemental Segment Information

Exhibit 99.2

In the first quarter in 2017, the Company redefined its reporting segments to include a) Home Health (“HH”) formerly Visiting Nurse, b) Other Home-Based Services (“OHBS”) which includes all other home care services outside of Home Health services and c) the Healthcare Innovations (“HCI”) segment.  The OHBS segment consists of the historical Personal Care (“PC” or “Personal Care”) operations plus hospice services.  Prior year segment information has been reclassified to conform to the new segment definitions.  In management’s opinion, this approach provides investors clarity for the largest segment, Home Health, and best aligns with the Company’s internal decision-making processes as viewed by the chief operating decision maker.  See Note 1 to the table below.

Reportable segments have been identified based upon how management has organized the business by services provided to customers and how the chief operating decision maker manages the business and allocates resources, consistent with the criteria in ASC 280, Segment Reporting.

Consistent with information given to the chief operating decision maker, the Company does not allocate certain expenses to the reportable segments.  The Company evaluates the performance of its business segments based on operating income.  Intercompany and intersegment transactions have been eliminated.

The HH segment provides skilled medical services in patients’ homes largely to enable recipients to reduce or avoid periods of hospitalization and/or nursing home care.  HH segment revenues were generated primarily from the Medicare program while the balance is generated from Medicaid and private insurance programs.

The OHBS segment includes traditional PC services (generally provided by paraprofessional staff such as home health aides) which are generally of a custodial rather than skilled nature.  PC revenues are generated on an hourly basis and are primarily from Medicaid.  Hospice services are largely provided in patients’ homes and generally require specialized hospice nursing skills.  Hospice revenues are generated on a per diem basis and are primarily from Medicare.

The Company’s HCI business segment is used to report on the Company’s developmental activities outside its HH and OHBS businesses.  These activities are intended ultimately, whether directly or indirectly, to benefit the Company’s patients and payors through the enhanced provision of HH and OHBS.  The activities all share a common goal of improving patient experiences and quality outcomes, while lowering costs.  They include, but are not limited to, items such as: technology, information, population health management, risk-sharing, care-coordination and transitions, clinical advancements, enhanced patient engagement and informed clinical decision and technology enabled in-home clinical assessments.

Almost Family, Inc. and Subsidiaries

Supplemental Segment Information (1)

(In thousands for the years-ended)

	2016	2015	2014
Net service revenues
Home Health(1)	$434,968	$400,133	$380,175
Other Home-Based Services(1)	162,546	128,630	113,110
Healthcare Innovations	26,027	3,451	2,544
	$623,541	$532,214	$495,829

Operating income (loss)
Home Health(1)	$56,564	$49,608	$42,822
Other Home-Based Services(1)	13,519	14,434	12,530
Healthcare Innovations	5,657	(1,217)	(13)
Unallocated	(40,808)	(30,441)	(30,672)
	$34,932	$32,384	$24,667

Identifiable assets
Home Health	$456,841	$310,317
Other Home-Based Services	116,085	111,524
Healthcare Innovations	60,159	22,024
Unallocated	25,627	20,904
	$658,712	$464,769

Identifiable liabilities
Home Health	$31,792	$31,570
Other Home-Based Services	25,241	24,425
Healthcare Innovations	5,076	1,525
Unallocated	292,423	133,349
	$354,532	$190,869

Noncontrolling Interest - Redeemable
Healthcare Innovations	$2,256	$3,639	$3,639

Capital expenditures
Home Health	$1,099	$1,388	$465
Other Home-Based Services	294	203	149
Healthcare Innovations	908	108	—
Unallocated	3,905	1,418	617
	$6,206	$3,117	$1,231

Depreciation and amortization
Home Health	$1,124	$1,210	$1,250
Other Home-Based Services	301	264	271
Healthcare Innovations	1,200	97	—
Unallocated	1,820	2,356	2,392
	$4,445	$3,927	$3,913

(1) – The only change made to previously reported financial information was to reclassify one small hospice unit from Home Health to Other-Home Based Services.  Net service revenues of $1,179, $918 and $613 and operating income (loss) of $10, $264 and $77 were reclassified between segments for 2016, 2015 and 2014, respectively.  No other changes were made.